138 Bartlett Street, Marlboro, MA 01752 USA
TL: 508.357.2221 FX:508.357.2279 www.evergreensolar.com
PRESS RELEASE

Contacts:	Investors/Media:
Richard G. Chleboski	Jim Buckley
Chief Financial Officer	Executive Vice President
Evergreen Solar, Inc.	Sharon Merrill Associates, Inc.
508-357-2221 x708	617-542-5300
investors@evergreensolar.com	eslr@investorrelations.com
Evergreen Solar Reports Second-Quarter 2005 Results
Company Achieves Record Sales and Improved Gross Margins;
EverQ Facility Remains on Schedule
Marlboro, Massachusetts, August 2, 2005 — Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the quarter ended July 2, 2005.
“During the second quarter, Evergreen Solar continued to execute on plan as the Company delivered solid financial results and made significant progress with its EverQ venture,” said Richard M. Feldt, President and Chief Executive Officer. “In the quarter, we achieved record product revenue while continuing to use factory capacity for our technology development programs. In addition, we increased our product gross margins despite the negative effect that the strengthening dollar had on our sales.”
“We also continued to work closely with Q-Cells and made substantial headway on our state-of-the-art 30-megawatt manufacturing plant in Thalheim, Germany,” Feldt said. “During the quarter, EverQ successfully completed the design and engineering phase, and received notification that, subject to certain conditions, it would obtain German government grants to fund approximately $33 million of the factory’s construction costs. In July, EverQ broke ground on the facility, grew its first test wafers in Germany, and Evergreen and EverQ secured silicon agreements that are expected to ensure our combined needs for the next 18 months.”
“We recently raised $90 million through an offering of convertible subordinated notes and ended the quarter with nearly $155 million in cash and marketable securities,” Feldt

Evergreen Solar Announces Second-Quarter Results
August 2, 2005

said. “While we are still developing our plans, this financing affords us a level of flexibility to consider various growth initiatives, such as accelerating some research and development programs, pursuing additional partnerships or funding the anticipated future expansion of our EverQ facility to 120 megawatts.”
Second-Quarter 2005 Financial Results
For the quarter ended July 2, 2005, product revenues were $10.7 million, up 135 percent when compared with the $4.5 million reported for the second quarter of 2004. For the second quarter of 2005, Evergreen Solar achieved positive product gross margin of 6.2%. This compares with negative 102% for the second quarter of 2004.
Net loss attributable to common stockholders for the second quarter of 2005 was $4.5 million, or $0.07 per share, compared with a net loss of $9.2 million, or $0.44 per share, for the second quarter of 2004. For the second quarter of 2005, weighted average shares outstanding were approximately 61.0 million. Second-quarter 2004 earnings per share figures were based on approximately 20.8 million weighted average shares outstanding.
Business Outlook & Financial Guidance
“We will continue to advance our technology in the quarters ahead as we pursue our goal of becoming the low-cost producer of solar power products,” continued Feldt. “We have a number of promising technologies under development to further reduce the variable costs of producing solar panels. In Marlboro, we will be working to enhance our breakthrough thin ribbon manufacturing process, which would reduce our silicon consumption by approximately half. Our goal of beginning to transition our current production to thin wafers by year-end is unchanged.”
“The construction of our EverQ facility also remains on schedule. Current plans call for the initial 30-megawatt facility to be completed by the end of 2005 and installation of furnaces and equipment to commence in the first quarter of 2006. We look forward to being fully operational in Thalheim by about this time next year.”
Conference Call Information
Management will conduct a conference call at 10:00 a.m. (ET) this morning to review the Company’s second-quarter financial results as well as its operational highlights and growth prospects. Those interested in listening to the live webcast should log on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event.

Evergreen Solar Announces Second-Quarter Results
August 2, 2005

The call also can be accessed by dialing (800) 946-0785 or (719) 457-2661 prior to the start of the call. For those unable to join the live conference call, a replay will be available from 1:00 p.m. (ET) on August 2 through midnight (ET) on August 8 at (888) 203-1112 or (719) 457-0820 (passcode: 6487720), or by visiting the Company’s website.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. (Nasdaq: ESLR) develops, manufactures and markets solar power products using the Company’s proprietary low-cost manufacturing technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include complete power systems for electric utility customers choosing to generate their own environmentally benign power, as well as wireless power for remote homes, water pumping, lighting and rural electrification. For more information, visit www.evergreensolar.com.
Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
A Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The Company cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to anticipated receipt of German government grants; the Company’s and EverQ’s supply of silicon for the next 18 months; the Company’s flexibility to consider various growth initiatives; the anticipated future expansion of the EverQ facility; continued advancement of the Company’s technology in the month’s ahead; the Company’s goal of becoming the low-cost producer of solar power products; the ability of the Company’s products under development to reduce the variable costs of producing solar panels; the Company’s efforts to enhance its thin-ribbon manufacturing process and the effect of these efforts on the reduction of the Company’s silicon consumption; the Company’s goal of transitioning to thin wafer production and the expected timing of such transition; the Company’s plans and expected timing of the completion of the EverQ facility; the Company’s plans and expected timing of the installation of furnaces and equipment in the EverQ facility; and expected timing of the EverQ facility becoming fully operational. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the conditions to which any German government grant is subject, which includes, but is not limited to, receipt of European

Evergreen Solar Announces Second-Quarter Results
August 2, 2005

Union approval; the risk that any German government grant that has or may be approved is subject to forfeiture or repayment in whole or in part if EverQ fails to continue to meet the conditions for such grants or if such grants for any reason become unavailable from German or European Union sources; the success of EverQ is subject to numerous risks associated with the development of manufacturing facilities in international markets and depends on many factors that are outside of the Company’s control, including the availability of government grants and contributions by Q-Cells; the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the partner’s business, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission — including the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2005 (a copy of which may be obtained at the SEC’s website at: http://www.sec.gov) — could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Evergreen Solar Announces Second-Quarter Results
August 2, 2005

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	July 2,
	2004	2005
Assets
Current assets:
Cash, cash equivalents & marketable securities	$11,942	$154,622
Accounts receivable, net	6,166	4,771
Inventory	2,906	3,566
Other current assets	1,468	3,843

Total current assets	22,482	166,802

Deposits on fixed assets	—	4,370
Restricted cash	414	414
Deferred financing costs	—	3,061
Fixed assets, net	26,825	28,186

Total assets	$49,721	$202,833

Liabilities, minoritiy interest and stockholders’ equity
Current liabilities:
Accounts payable & accrued expenses	$5,556	$11,732
Short term borrowings	1,500	1,500
Accrued warranty	705	705
Deferred revenue	440	—

Total current liabilities	8,201	13,937

Subordinated convertible notes	—	90,000

Total liabilities	8,201	103,937

Minority interest in EverQ	—	3,260

Stockholders’ equity	41,520	95,636

Total liabilities, minority interest and stockholders’ equity	$49,721	$202,833

Evergreen Solar Announces Second-Quarter Results
August 2, 2005

Evergreen Solar, Inc. (Nasdaq: ESLR)
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Year-to-date Period Ended
	June 30,	July 2,	June 30,	July 2,
	2004	2005	2004	2005
Revenues:
Product revenues	$4,541	$10,679	$7,371	$20,966
Research revenues	229	—	491	235

Total revenues	4,770	10,679	7,862	21,201

Operating expenses:
Cost of product revenues	9,161	10,018	13,714	19,954
Research and development expenses	995	2,647	1,897	4,972
Selling, general and administrative expenses	1,662	2,992	3,335	4,952

Total operating expenses	11,818	15,657	18,946	29,878

Operating loss	(7,048)	(4,978)	(11,084)	(8,677)
Other income	46	203	119	641

Net loss before minority interest	(7,002)	(4,775)	(10,965)	(8,036)
Minority interest in EverQ loss	—	282	—	323

Net loss	(7,002)	(4,493)	(10,965)	(7,713)
Dividends and accretion on Series A convertible preferred stock	(2,239)	—	(2,904)	—

Net loss attributable to common stockholders	$(9,241)	$(4,493)	$(13,869)	$(7,713)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.44)	$(0.07)	$(0.76)	$(0.13)
Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	20,840	60,973	18,159	57,984